Exhibit 10.14

BEVERLY COOPERATIVE BANK

PERFORMANCE UNIT PLAN AGREEMENT

THIS PLAN AGREEMENT (this “‘Plan Agreement”) is entered into this              day of              to be effective              the (“Effective Date”), by and between Beverly Cooperative Bank (the “Bank”) and              (the (“Participant”).

WHEREAS, the Bank and the Participant have agreed to enter into this Plan Agreement pursuant to the provisions of the Plan to establish certain rights and obligations of the parties.

NOW, THEREFORE, the parties agree as follows:

1. Acceptance of Plan. The Participant accepts participation in the Beverly Cooperative Bank Performance Unit Plan (the “Plan”), the terms of which are hereby incorporated by reference. The Participant acknowledges receipt of a copy of the Plan and agrees to be bound by the Plan. In the event of a conflict between this Plan Agreement and the Plan, the Plan shall control. Capitalized terms in this Plan Agreement shall have the same definition as set forth in the Plan.

2. Performance Units. Subject to the provisions set forth herein and in the Plan, the Bank hereby grants to the Participant Performance Units. The initial value of each Performance Unit as of the date of grant is $                .

3. Vesting Schedules. The Participant’s Performance Units, which are not vested on the date of this Plan Agreement, shall vest and become nonforfeitable according to the following schedule:

Anniversary of Effective Date of Plan Agreement	Cumulative Percentage of Performance Units Vested
1	20%
2	40%
3	60%
4	80%
5	100%

Notwithstanding the above schedule, all Performance Units granted to the Participant under this Plan Agreement may become more fully vested, as outlined in the Plan document, upon a Change-in-Control or upon the Participant’s termination of employment with the Bank due to death, disability or retirement, as those terms are defined in the Plan. If the Participant’s employment with the Bank terminates before the earlier of the fifth (5th) anniversary of this Plan Agreement or the Participant’s death, disability or retirement, the Participant shall forfeit any nonvested Performance Units.

4. Valuation. The Value of each Performance Unit shall be the Price Per Share, as that term is defined in Article VI of the Plan.

5. Benefits. The benefits payable under the Plan shall be governed by the terms thereof.

6. Voting and Dividend Rights. The Participant shall have no voting and dividend rights.

7. Withholding. The Bank shall have the right to deduct from all amounts paid to the Participant or his beneficiary pursuant to the Plan, and if necessary from any current or future compensation payable by the Bank to the Participant, any taxes required by law to be withheld with respect to such payments.

8. Source of Benefits—Transfer Restrictions. Amounts payable under the Plan are payable exclusively from the general assets of the Bank. The Participant and his beneficiaries have the status of general unsecured creditors of the Bank, and the Plan and this Plan Agreement constitute a mere promise by the Bank to make benefit payments in the future. The rights of the Participant and his beneficiaries to benefit payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or his beneficiaries.

9. Beneficiaries. The Participants may designate a Beneficiary to receive the balance of any benefits due under the Plan to the Participant at the time of his death. If the Participant has not delivered a beneficiary designation to the Committee, in a form approved by the Committee, any remaining payments due the Participant will be paid to the Participant’s estate.

Signed this day of

Participant	Committee

By:	By: